Exhibit 2.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of February    , 2007, by and among Organic Holding Company, Inc., a Delaware corporation (the “Company”), Burnham Hill Partners, a division of Pali Capital, Inc. (the “Placement Agent”) on behalf of each  purchaser (each, a “Purchaser” and together the “Purchasers”) that is a party to the Subscription Agreement (as defined below) and Kramer Levin Naftalis & Frankel LLP, with an address at 1177 Avenue of the Americas, New York, New York 10036 (the “Escrow Agent”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Subscription Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Purchasers will be purchasing from SP Holding Corporation, a Delaware corporation (“Pubco”), the Pubco units (the “Units”) which include shares of the Pubco’s common stock, par value $0.001 per share (the “Common Stock”) and warrants exercisable into shares of the Pubco’s Common Stock, pursuant to a Subscription Agreement dated as of the date hereof executed by Purchasers (the “Subscription Agreement”);

WHEREAS, simultaneously with the consummation of the transactions contemplated by the Subscription Agreement, the outstanding shares of Company common stock, $0.001 par value, as well as certain other securities, shall be converted into shares of Common Stock and other securities of Pubco pursuant to the Agreement and Plan of Merger, and upon the consummation of the transactions contemplated by such Agreement and Plan of Merger, the Company will be a wholly-owned subsidiary of Pubco;

WHEREAS, the Company, the Placement Agent and the Purchasers have requested that the Escrow Agent hold the subscription amounts with respect to the purchase of the Units in escrow until the Escrow Agent has received all closing documents and deliveries required under the Subscription Agreement; and

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

TERMS OF THE ESCROW

1.1.                              The parties hereby agree to establish an escrow account with the Escrow Agent whereby the Escrow Agent shall hold the funds for the purchase of the Units as contemplated by the Subscription Agreement.

1.2.                              Upon the Escrow Agent’s receipt of the aggregate subscription amounts into its master escrow account, together with copies of counterpart signature pages of the Subscription Agreement from each Purchaser and Pubco and all other closing documents and deliveries required under the Subscription Agreement, it shall advise the Company and the Placement Agent, or their designated attorney or agent, of the amount of funds it has received into its master escrow account.

1.3.                              Wire transfers to the Escrow Agent shall be made as follows:

Bank:	Citibank, N.A.
666 Fifth Avenue
New York, NY 10103
ABA No.:	021000089
Account Name:	Kramer Levin Naftalis & Frankel LLP IOLA Account
Account No.:	37317968
Reference:	Organic Acquisition Corp. / Christopher S. Auguste

1.4.                              The Company and the Placement Agent, promptly after being advised by the Escrow Agent that it has received the subscription amounts for the Closing, copies of counterpart signature pages of the Subscription Agreement from each Purchaser and Pubco and all other closing documents and deliveries required under the Subscription Agreement, shall deliver to the Escrow Agent a Release Notice, in the form attached hereto as Exhibit A (the “Release Notice”).

1.5.                              Once the Escrow Agent receives the Release Notice executed by the Company and the Placement Agent, the Escrow Agent shall wire the subscription proceeds per the written instructions of the Company and the Placement Agent, net of fees, expenses and any other disbursements as set forth in the Release Notice.

1.6.                              Wire transfers to the Company shall be made pursuant to written instructions from the Company provided to the Escrow Agent.

1.7.                              In the event that the Closing does not occur within five (5) business days of the date of this Agreement, upon the written request from a Purchaser to the Escrow Agent, the Escrow Agent shall promptly return the subscription proceeds to each Purchaser pursuant to written wire instructions to be delivered by such Purchaser to the Escrow Agent.

ARTICLE II

MISCELLANEOUS

2.1.                              No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

2.2.                              All notices or other communications required or permitted hereunder shall be in writing, and shall be sent as set forth in the Subscription Agreement.

2.3.                              This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

2.4.                              This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.5.                              Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine.  This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to Articles are to this Escrow Agreement.

2.6.                              The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall only be brought in a state or Federal court sitting in New York City, Borough of Manhattan.

2.7.                              The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Placement Agent and the Escrow Agent.

2.8.                              The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud and willful misconduct.

2.9.                              The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

2.10.                        The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Subscription Agreement or any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud and willful misconduct.

2.11.                        The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor which shall be paid by the Escrow Agreement unless otherwise provided for in Section 2.14.  The Escrow Agent has acted as legal counsel for the Placement Agent and may continue to act as legal counsel for the Placement Agent from time to time, notwithstanding its duties as the Escrow Agent hereunder.  The Company and the Placement Agent consent to the Escrow Agent in such capacity as legal counsel for the Placement Agent and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent.  The Company and the Placement Agent understand that the Escrow Agent is relying explicitly on the foregoing provision in entering into this Escrow Agreement.

2.12.                        The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the Company and the Placement Agent.  In the event of any such resignation, the Placement Agent and the Company shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any escrow funds and other documents held by the Escrow Agent.

2.13.                        If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

2.14.                        It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the escrow funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (1) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the escrow funds until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the escrow funds and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York, Borough of Manhattan, in accordance with the applicable procedure therefor.

2.15.                        The Company and the Placement Agent agree jointly and severally to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby or by the Subscription Agreement other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ESCROW AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this       day of February, 2007.

Organic Holding Company, Inc.

By:
Name:
Title:

ESCROW AGENT:

Kramer Levin Naftalis & Frankel LLP

By:
Name:
Title:

PLACEMENT AGENT:

Burnham Hill Partners,
a division of Pali Capital, Inc.

By:
Name:
Title:

Exhibit A to
Escrow Agreement

RELEASE NOTICE

The UNDERSIGNED, pursuant to the Escrow Agreement dated as of February     , 2007 among the Company, the Purchasers signatory thereto and Kramer Levin Naftalis & Frankel LLP, as Escrow Agent (the “Escrow Agreement”), hereby notify the Escrow Agent that each of the conditions precedent to the purchase and sale of the Units have been satisfied or waived in accordance with the Subscription Agreement.  The Company hereby confirms that all of its respective representations and warranties contained in the Subscription Agreement remain true and correct and authorize the release by the Escrow Agent of the funds to be released as described in the Escrow Agreement and as set forth below.  This Release Notice shall not be effective until executed by the Company and the Placement Agent.

Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Escrow Agreement.

This Release Notice may be signed in one or more counterparts, each of which shall be deemed an original.

Please release the $                  that has been deposited in the escrow account pursuant to the Escrow Agreement according to the following instructions:

[to be completed]

IN WITNESS WHEREOF, the undersigned have caused this Release Notice to be duly executed and delivered as of this      day of February, 2007.

Organic Holding Company, Inc.

By:
Name:
Title:

PLACEMENT AGENT:

Burnham Hill Partners,
a division of Pali Capital, Inc.

By:
Name:
Title: